BROWN CAPITAL MANAGEMENT MUTUAL FUNDS 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2026, relating to the financial statements and financial highlights of The Brown Capital Management Small Company Fund and The Brown Capital Management International Small Company Fund, each a series of Brown Capital Management Mutual Funds, which are included in Form N-CSR for the year ended March 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Management and Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

July 28, 2026